Exhibit 99.6
PERSONAL AND CONFIDENTIAL
December 22, 2006
Board of Directors
Agere Systems Inc.
1110 Allentown Parkway N.E.
Allentown, PA 18109

Re:	Initially Filed Registration Statement on Form S-4 of LSI Logic Corporation
Ladies and Gentlemen:
Reference is made to our opinion letter, dated December 3, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Agere Systems Inc. (the “Company”) of the exchange ratio of 2.16 shares of common stock, par value $0.01 per share, of LSI Logic Corporation (“LSI”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of December 3, 2006, among LSI, Atlas Acquisition Corp., a wholly owned subsidiary of LSI, and the Company.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Agere Financial Advisor Regarding the Merger,” “The Merger—Background of the Merger,” “The Merger—Consideration of the Merger by the Agere Board of

Board of Directors
Agere Systems, Inc.
December 22, 2006
Page Two
Directors—Recommendation of the Agere Board of Directors—Opinion of Goldman, Sachs & Co.,” and “The Merger—Consideration of the Merger by the Agere Board of Directors—Opinion of Agere Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)